Exhibit G-1

[The Korea Development Bank Letterhead]

June 14, 2016

Mr. Nak Joo Seong
General Manager
Mr. Jin Hwan Sah
Senior Deputy General Manager

New York Branch
The Korea Development Bank
320 Park Avenue, 32nd Floor
New York, New York 10022
United States of America

Dear Sirs:

I, Dong Geol Lee, Chief Executive Officer & Chairman of the Board of Directors, on behalf of The Korea Development Bank (“KDB”), hereby appoint each of Nak Joo Seong, General Manager, Jin Hwan Sah, Senior Deputy General Manager, and any other person acting in such capacity (including any successor), as an authorized representative of KDB in the United States of America for purposes of serving as an attorney-in-fact who is authorized to sign the Registration Statement under Schedule B of the United States Securities Act of 1933, as amended, to be filed with the United States Securities and Exchange Commission by KDB relating to the registration of debt securities consisting of debentures, notes and/or other evidence of indebtedness (the “Debt Securities”) with or without warrants (the “Warrants”) to purchase the Debt Securities, guarantees of obligations of third parties (the “KDB Guarantees”) and/or the guarantees of the Debt Securities (the “ROK Guarantees”) to be issued from time to time and one or more amendments to the Registration Statement (including, without limitation, pre-effective or post-effective amendments thereto and amendments or supplements to the prospectus contained therein).

I, Dong Geol Lee, Chief Executive Officer & Chairman of the Board of Directors, on behalf of KDB, hereby also appoint each of Nak Joo Seong, General Manager, Jin Hwan Sah, Senior Deputy General Manager, and any other person acting in such capacity, as an authorized agent of KDB upon whom process may be served in any suit, action or proceeding arising out of or based on (i) the Debt Securities, Warrants or KDB Guarantees or (ii) any Fiscal Agency Agreement, Guarantee Agreement or Warrant Agreement relating to the Debt Securities, Warrants or KDB Guarantees which may be instituted in any state or federal court in the City or New York by any holder of the Debt Securities, Warrants or KDB Guarantees.

This appointment shall remain a valid instrument of authorization until such time as (i) all amounts due and to become due in respect of the Debt Securities and KDB Guarantees shall have been paid in full and (ii) the Warrants shall have been exercised or shall have expired or otherwise been terminated in accordance with their terms.

THE KOREA DEVELOPMENT BANK

By	/s/ Dong Geol Lee
Dong Geol Lee
Chief Executive Officer & Chairman of the Board of Directors
The Korea Development Bank

Accepted and Acknowledged:

By	/s/ Nak Joo Seong
Nak Joo Seong
General Manager
New York Branch
The Korea Development Bank

By	/s/ Jin Hwan Sah
Jin Hwan Sah
Senior Deputy General Manager
New York Branch
The Korea Development Bank